EXHIBIT 99.4


                   Ladenburg Thalmann Financial Services Inc.

                                 Rights Offering

To Our Clients:

         Enclosed for your consideration is a prospectus, dated ____, 2002 (the "Prospectus"), and an instruction form (the "Instruction Form") relating to the rights offering by Ladenburg Thalmann Financial Services Inc. (the "Company") of non-transferable rights to purchase shares of its common stock, par value $0.0001 per share ("Common Stock"), to holders of its Common Stock, as well as holders of its outstanding options, warrants and senior convertible promissory notes (collectively, the "Holders"), on _________, 2002 (the "Record Date").

         Pursuant to the rights offering, each Holder is entitled to purchase one share of Common Stock for every ___ shares of Common Stock owned, or deemed owned, by such Holder on the Record Date at the subscription price of $_____ per share (the "Subscription Rights"). Holders are entitled to subscribe for all or any portion of the shares underlying their Subscription Rights.

         The materials enclosed are being forwarded to you as the beneficial owner of shares of Common Stock carried by us in your account but not registered in your name. Exercises of the Subscription Rights may only be made by us as the Holder of record and pursuant to your instructions.

         Accordingly, we request instructions as to whether you wish us to subscribe for any shares of Common Stock for which you are entitled to subscribe for pursuant to the terms and conditions set forth in the enclosed Prospectus. However, we urge you to read these documents carefully before instructing us to exercise any subscription rights.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., New York City time, on __________, 2002, unless extended by the Company in its sole discretion. Once you have exercised your subscription rights, you may not revoke your election for any reason.

         If you wish to have us exercise, on your behalf, your right to purchase shares of Common Stock for which you are entitled to subscribe, please so instruct us by completing, executing, detaching and returning to us, and not the Subscription Agent, the attached Instruction Form along with proper payment for the number of shares for which you are subscribing at the subscription price.

         Any questions or requests for assistance concerning the offering should be directed to Joseph Giovanniello Jr., Secretary of Ladenburg Thalmann Financial Services Inc., at (212) 409-2544.